Thursday, February 17, 2005

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports Fourth Quarter and Year End Results for 2004,
Including Non-cash Charge for Impairment of Securities

Farmers National Banc Corp (OTCBB: FMNB), parent holding company of the Farmers National Bank of Canfield, today reported basic and diluted net income per share of $.01 for the fourth quarter of 2004 compared to $.19 for the fourth quarter of 2003. Net income for the quarter was $134,000 versus $2.4 million in the same quarter of 2003. The quarter included a non-cash after-tax charge of $2.1 million representing the classification and recognition of an impairment of value of certain securities as other-than-temporary. For 2004, the Company reported earnings of $7.2 million or $.55 diluted earnings per share compared with $9.5 million or $.74 per share for 2003.

In looking at core earnings, which excludes the non-cash charge to record the other-than-temporary impairment of securities, the Company earned $2.3 million or $.17 per share for the fourth quarter of 2004 compared with core earnings of $2.4 million or $.19 per share for the fourth quarter of 2003. For the year, core earnings were $9.3 million, translating to $.72 basic and diluted earnings per share comparable to the $9.5 million or $.74 per share reported last year. These results, absent the impairment charge, translate to a 1.15% return on average assets and 11.75% return on average equity. Factoring in the impairment charge, these ratios are .88% and 9.07% respectively.

Farmers took this non-operating and non-cash charge related to an other-than-temporary impairment charge for certain Freddie Mac and Fannie Mae preferred stock held in the bank’s investment portfolio. President & CEO Frank L. Paden commented, “It was management’s decision to recognize the other-than-temporary impairment charge due to a series of circumstances:”

- the recent accounting guidance issued on other-than-temporary impairment of securities and discussions of these particular government sponsored enterprise investments;
— the modeling of interest rates for the future would result in recovery of impairment in a reasonable period of time that would not be interpreted as “temporary”;
— the fact that these government sponsored enterprises are under intense scrutiny for their lack of proper corporate governance practices.

Based on all these uncertainties, management determined it was prudent to reclassify the unrealized loss on these securities and record the other-than-temporary impairment charge under generally accepted accounting principles. Prior to this charge, the decline in fair value was recognized and recorded as an unrealized loss on securities available-for-sale and reflected as a reduction to equity through other comprehensive income. Accordingly, this reclassification will not affect total shareholders’ equity. Inasmuch that these securities are investment grade securities, this action does not reflect the expected long-term value of these securities.

Average earning assets increased nearly 3% during 2004, but due to the low interest rate environment during most the first half of the year, the total dollars of interest income generated on the average earning assets was at a rate of 40 basis points less than in 2003. Overall, average total assets increased by $21 million or 3% over the past twelve months. The lack of substantial loan growth had a negative impact on any growth potential in total assets during 2004. The average interest-bearing liabilities cost in 2004 was 24 basis points lower than in 2003. We did experience faster re-pricing on the deposit side during the last two quarters of 2004. Net interest income on a tax-equivalent basis was $30.2 million or $600,000 less than what was earned in 2003. The net interest margin was 3.94% for 2004 compared to 4.13% in 2003.

The provision for loan losses increased $45,000 for the twelve months ended December 31, 2004, compared to the year ended December 31, 2003. This increase helped offset the ratio of net charge-offs/average total loans that increased during this past year from .22% to .30%. As of December 31, 2004, the allowance to total loans is 1.29%, the allowance to non-performing loans is 461% and the non-performing loans to total loans is .28%. A year ago, these three ratios were 1.41%, 435% and .32%, respectively.

Total other non-interest income, excluding the impairment charge and security gains, increased $782,000, or 26% in 2004 compared to 2003. Total non-interest expenses increased 3% or $575,000 year over year.

As of December 31, 2004, book value per share was $6.06 and shareholders’ equity was $78.7 million or 9.62% of total assets. Taking into consideration the 2% stock dividend, shareholders were paid cash dividends equating to $.63 per share versus $.59 per share in 2003 or a 7% increase.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties in Ohio. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures which are based on core earnings rather than net income. Ratios and other financial measures with the word Core in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense, extraordinary income or expense, income or expense from discontinued operations, and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. A reconciliation from GAAP net income to the non-GAAP measure of core income is shown in the consolidated financial highlights.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

	Financial Highlights
Farmers National Banc Corp. and Subsidiary
	(Amounts in thousands, except per share data)
For the Twelve Months Ended	December 31, 2004	December 31, 2003
Net Income	$7,181	$9,515
Basic earnings per share *	0.56	0.74
Diluted earnings per share *	0.55	0.74
Cash dividends	8,138	7,601
Cash dividends per share *	0.63	0.59
At the End of Twelve Months
Assets	$817,839	$812,815
Net Loans	468,377	465,453
Deposits	622,224	625,615
Securities	293,041	292,181
Stockholders’ Equity	78,654	80,214
Book Value Per Share *	6.06	6.19
Shares Outstanding	12,979	12,705
Ratios
Return on Average Assets	.88%	1.20%
Return on Average Equity	9.07	11.77
Efficiency Ratio	57.84	56.15
Equity to Asset Ratio	9.62	9.87
Dividends to Net Income	113.33	79.89
Loans to Assets	58.02	58.08
Net Loans to Deposits	75.27	74.40
Allowance for Loan Losses to Total Loans	1.29	1.41
Non-performing Loans to Total Loans	0.28	0.32
Reconciliation of Earnings to
Core Earnings
GAAP Earnings	$7,181	$9,515
Other-than-temporary impairment of
Securities, net of tax	2,121	0
Core Earnings	9,302	9,515

* Per share amounts have been restated to reflect the 2% stock dividend declared in October 2004.